Exhibit 10.2

GROWING AND SUPPLY AGREEMENT
July 10, 2012

This Growing and Supply Agreement (the “Agreement”) is made

AMONG:

Global Stevia Corp. a Nevada corporation

(“GS Nevada”)

AND:

Stevia Global Trading Joint Stock Company, a Vietnamese corporation

(“GS Vietnam”)

WHEREAS:

A.
GS Vietnam carries on the business of engaging in agriculture and related ancillary businesses and GS Vietnam has competent techniques, capacity and for, and intends to engage and invest in the growing of Stevia;

B.	GS Nevada is desirous to entrust GS Vietnam to produce Products (as defined herein) and purchase the Products from GS Vietnam; and

C.
GS Vietnam is desirous to plant the Stevia Seedlings (as defined herein) and supply the Products only to GS Nevada to the exclusion of other customers and GS Nevada is desirous to purchase the same, on the terms and conditions as set out in this Agreement.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.   INTERPRETATION

1.1  DEFINITIONS

In this Agreement, unless the context otherwise requires:

a)	"Business Day" means a day, other than a Saturday or Sunday, on which banks are open for ordinary banking business in Vietnam.

b)	"Parties" means, collectively, GS Vietnam and GS Nevada, and the term "Party" shall refer to either of them as the context may require.

c)	"Products" means the products set out in Schedule 1.

d)	"Specification" means the specification of the Products set out in Schedule 2 or any other specification of the Products agreed in writing between GS Vietnam and GS Nevada from time to time.

e)	"Price" means the price of the Products set out in Schedule 3 or any other price of the Products agreed in writing between GS Vietnam and GS Nevada from time to time.

f)	"Stevia Seedlings" means suitable stevia planting materials (ie: cutting/roots).

g)	"US$" means the United States dollar.

In this Agreement where the context admits:

a)	"subsidiary" shall mean a subsidiary of GS Nevada;

b)
references to, or to any provision of, any treaty, statute, directive, regulation, decision, order, instrument, by-law, or any other law of, or having effect in, any jurisdiction ("Laws") shall be construed also as references to all other Laws made under the Law referred to, and to all such Laws as for the time being amended, re-enacted (with or without amendment), consolidated or replaced or as their application is modified by other Laws from time to time;

c)	references to clauses and schedules are references to the clauses of and schedules to this Agreement and references to this Agreement include the schedules and the Agreed Form documents;

d)	references to the singular shall include the plural and vice versa and references to the masculine, the feminine and the neuter shall include each other such gender;

e)
"person" includes any individual, partnership, body corporate, corporation or aggregate, state or agency of a state, and any unincorporated association or organization, in each case whether or not having separate legal personality; and

f)	"company" includes any body corporate.

1.2  HEADINGS

The headings and sub-headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.3  SCHEDULES

Each of the schedules shall have effect as if set out herein.

2.   ORDERING AND SALE OF THE PRODUCTS

2.1  During the term of this Agreement, GS Vietnam shall sell and GS Nevada shall purchase all Products produced by GS Vietnam in any one year, subject to the terms and conditions of this Agreement.

2.2  In addition to producing Products for GS Nevada, GS Vietnam will also produce Stevia Seedlings for the purposes of producing the Products for GS Nevada.

2.3  GS Vietnam shall sell the Products only to GS Nevada to the exclusion of other customers on the terms and conditions as set out in this  Agreement. GS Nevada is obliged to purchase all product produced, up to 110% of the volumes as described in Schedule 4. If GS Vietnam produces volumes in excess of 110% of those described in Schedule 4, then GS Nevada shall have the right of first refusal to purchase said volumes based on the terms of this agreement. GS Nevada shall, in good faith, endeavor to purchase such volumes, but is not obliged to do so. For all volumes for which GS Nevada does not purchase, GS Vietnam may sell to another party.

3.   SPECIFICATION AND QUANTITY OF THE PRODUCTS

3.1  All Products sold by GS Vietnam to GS Nevada pursuant to this Agreement shall conform in all respects to the Specification.

3.2  Subject to clause 8.1, GS Vietnam and GS Nevada shall review and agree on or before the 30th April of each Year on any subsequent revisions to the Specification of the Products applicable for the forthcoming Year.

3.3  GS Vietnam will permit GS Nevada or GS Nevada's representative at all reasonable times to enter GS Vietnam's premises and growing sites for the purpose of inspecting the Products and Stevia Seedlings and the processing, packaging and storage operation (whether or not owned by GS Vietnam) relating to the Products and Stevia Seedlings, and will as reasonably requested by GS Nevada, supply without cost random samples of the Products and Stevia Seedlings for testing by GS Nevada or its representatives, to ensure that the growing conditions of the Stevia Seedlings and Products conform with GS Nevada's requirements and that the Products and Stevia Seedlings will meet with the Specifications.

3.4  GS Vietnam may consult with GS Nevada from time to time during the term of this Agreement in order to ensure that the Specification of the Products to be sold by GS Vietnam to GS Nevada is acceptable to GS Nevada. Any amendments to the Specification shall be agreed to in writing by both Parties.

3.5  GS Vietnam shall supply GS Nevada with quantities of Product as set out in Schedule 4. GS Vietnam shall provide GS Nevada with prior notice at any time if it has reason to believe that it would be substantially over or under produced to fulfill the forecast volumes under this clause.

3.6  Subject to clause 8.1, GS Vietnam and GS Nevada shall review and agree on or before the 30th of April of each Year on the quantity of the Products to be supplied by GS Vietnam to GS Nevada in the forthcoming Year and GS Vietnam shall provide GS Nevada with prior written notice at any time during the year following the revision if it has reason to believe that it would be unable to fulfill its forecast volumes under this clause.

4.   MANUFACTURE AND DELIVERY OF THE PRODUCTS

4.1  Delivery of the Products shall be at terms FOB Hai phong port in Vietnam.  GS Vietnam shall deliver, at their costs, to the port out of Vietnam.  GS Vietnam shall provide all necessary export documents, in advance, to facilitate the timely shipping of the product.

4.2  GS Vietnam shall ensure that the Products are thoroughly inspected and meet the Specifications prior to the delivery of the Products as described in clause 4.1.

4.3  GS Vietnam shall take all reasonable steps including but not limited to propagation activities to continue to improve the quality of the Products.

4.4  Upon receiving Products GS Nevada shall inspect the Products within fourteen (14) Business Days of such delivery and notify GS Vietnam upon inspection of any defect by reason of which GS Nevada alleges that the Products delivered are not in accordance with the Specification and which should be apparent on reasonable inspection.

4.5  If GS Nevada fails to give any notice as described in clause 4.4 then, except in respect of any defect which is not one which should be apparent on reasonable inspection, the Products shall be conclusively presumed to be in all respects in accordance with the Specification, and accordingly GS Nevada shall be deemed to have accepted the delivery of the Products in     question and GS Vietnam shall have no liability to GS Nevada with respect to that delivery.

4.6  If GS Nevada rejects any delivery of the Products which are not in conformity with the Specification ("Defective Products"), GS Nevada may still proceed to buy the Defective Products from GS Vietnam at such price to be mutually agreed between GS Nevada and GS Vietnam. In the event GS Nevada does not purchase the Defective Products because their quality is below acceptable standards or because the Parties cannot mutually agree on a price, then the following shall occur:

a)	GS Vietnam shall pay GS Nevada all the monies paid by GS Nevada for the respective Products supplied by GS Nevada to GS Vietnam, and

b)
GS Vietnam may sell the same to third parties and shall then utilize the proceeds of such sale to first pay GS Nevada all the monies paid by GS Nevada for the respective products and then all remaining proceeds, if any, will be paid to GS Vietnam.

4.7  Subject to Clause 4.4 and 4.6, all other risk in and responsibility for the Products shall pass to GS Nevada once the Products are received at the Port of Hai Phong (or other acceptable port as mutually agreed in writing). Property and title in the Products shall not pass to GS Nevada until GS Vietnam has received full payment for the Products in accordance with clause 5.

4.8  The delivery of the Products by GS Vietnam to GS Nevada shall be in packing sizes and material acceptable to GS Nevada. GS Nevada shall be entitled under this Agreement to net off the packaging material weight. The cost for the packaging shall be paid by GS Vietnam.

5.   PRICE OF THE PRODUCTS AND STEVIA SEEDLINGS AND PAYMENT

5.1  The initial price to be charged by GS Vietnam to GS Nevada in respect of the Products for the first (1) year is as set out in Schedule 3.

5.2  Pursuant to clause 8.1, GS Vietnam and GS Nevada shall review and agree on or before the 30th of April of each Year on any subsequent revisions to the Price and price adjustment mechanisms set out in Schedule 3 applicable for the forthcoming Year provided that the pricing mechanism of the Products for the forthcoming year shall not exceed 20% of the agreed price of that material year net of an annual inflation adjustment of the country in which the purchase price currency is based and/or net of an  annual inflation adjustment of the producing country further adjusted for by the currency conversion of the purchase price currency. GS Vietnam and GS Nevada shall act in good faith to negotiate the terms of the pricing mechanism of the Products for the forthcoming year. GS Vietnam and GS Nevada shall not act unreasonably to frustrate or terminate the negotiations of the pricing mechanism of the Products for the forthcoming year.

5.3  GS Vietnam shall be entitled to reasonably increase the price for the Products to cover any extra expenditure incurred as a result of the GS Nevada's instructions.

5.4  Payment shall be by irrevocable L/C or other method as mutually agreed in writing. All bank charges and fees connected with issuing the Letter of Credit shall be for GS Nevada's account. GS Vietnam's Bank Confirmation charges are for GS Vietnam's account. Bank charges for extension of the Letter of Credit shall be borne by the party in default. GS Nevada shall open the L/C upon receipt of the notification from GS Vietnam about the quantity and delivery date.

5.5  GS Vietnam is liable for any and all taxes assessed on the products by the Tax Authority of Vietnam.

6.   CONFIDENTIALITY

6.1  Subject to the provisions of clauses 6.2 and 6.3, each party:

a)
shall treat as strictly confidential and use solely for the purposes contemplated by this Agreement all information, whether technical or commercial, obtained or received by it as a result of entering into or performing its obligations under this Agreement and relating to the negotiations relating to, or the provisions or subject matter of, this Agreement or any other party to it ("Confidential Information");

b)
shall not, except with the prior written consent of the party from whom the Confidential Information was obtained publish or otherwise disclose to any person any Confidential Information except for the purposes contemplated by this Agreement; and

c)
where any of the Confidential Information is also privileged, the waiver of such privilege is limited to the purposes of this agreement and does not and is not intended to result in any wider waiver of the privilege and each party shall take all reasonable steps to protect the privilege of the other party in its respective Confidential Information and shall advice the other party promptly in writing if any step is taken by any other person to obtain any privileged Confidential Information of the other party.

6.2  Each party may disclose Confidential Information which would otherwise be subject to clause 6.1 if, and only to the extent that it can demonstrate that:

a)
such disclosure is required by law or by any securities exchange or regulatory or governmental body having jurisdiction over it, wherever situated, and whether or not the requirement has the force of law;

b)	the Confidential Information was lawfully in its possession prior to its disclosure by the other party (as evidenced by written records) and had not been obtained from the other party;

c)
the Confidential Information has come into the public domain other than through its fault or the fault of any person to whom the Confidential Information has been disclosed in accordance with clause 6.1;

provided that any such disclosure shall not be made without prior consultation with the party from whom the Confidential Information was obtained.

6.3  Each party may for the purposes contemplated by this Agreement disclose Confidential Information to the following persons or any of them, [provided that a written confidentiality undertaking in a form equivalent to clause 6.1 has been obtained from such person:

a)	its professional advisers, auditors, bankers and insurers, acting as such; and

b)	its directors, officers, senior employees and sub-contractors.

6.4  The restrictions contained in this clause shall survive the termination of this Agreement and shall continue for two years from the date of termination.

7.   WARRANTIES

GS Vietnam hereby separately represents warrants and undertakes for itself to and with GS Nevada and its successors in title as follows:

a)	GS Vietnam has full legal right, power and authority to execute, deliver and perform their obligations under this Agreement; and

b)
There is no provision of any existing contract, agreement or instrument binding GS Vietnam which has been or would be contravened by the execution and delivery of this Agreement or by the performance or observance by GS Vietnam of any of the terms hereof.

GS Nevada hereby separately represents warrants and undertakes for itself to and with GS Vietnam and its successors in title as follows:

a)	GS Nevada has full legal right, power and authority to execute, deliver and perform their obligations under this Agreement; and

b)
There is no provision of any existing contract, agreement or instrument binding GS Nevada which has been or would be contravened by the execution and delivery of this Agreement or by the performance or observance by GS Nevada of any of the terms hereof.

8.   TERM AND TERMINATION

8.1  This Agreement shall come into force on the Effective Date and, subject to earlier termination pursuant to clauses 12.4, 8.2, 8.3 or 8.4 below, shall continue in force for a period of one (1) year ("Term") and thereafter may be renewed on its anniversary each year for an additional period of one (1) year by written consent of both parties ("Extended Term").

8.2  Either party may terminate this Agreement forthwith by giving written notice to the other in any of the following events:

a)
if the other party commits any material breach of any of the terms and conditions of this Agreement and fails to remedy that breach (if capable of remedy) within one month after notice from the other party requiring it to be remedied and giving full particulars of the breach; or

b)
if the other party has a winding up petition presented against it or enters into liquidation whether compulsory or voluntary (except for the purposes of bona fide reconstruction or amalgamation with the prior approval of the other party), or compounds with or makes any arrangement with its creditors or makes a general assignment for the benefit of its creditors, or if it has a receiver, manager,

c)
administrative receiver or administrator appointed over the whole or substantially the whole of its undertaking or assets, or if it has an administration petition presented or administration application made against it or a notice of intention to appoint an administrator has been given to any person or if it ceases or threatens to cease to carry on its business, or makes any material change in its business, or if it suffers any analogous process under any foreign law.

8.3  Either Party is at liberty to terminate the Agreement without any liability whatsoever to the other Party if the review of the Specifications (as ascribed in clause 3.2 hereto); or the Pricing (as ascribed in clause 5.2 hereto) is not agreed between GS Vietnam and GS Nevada in writing at least 65 days prior to the end of each calendar Year.

8.4  Upon termination in accordance with this clause 8 or clause 12.4:

a)	the rights and obligations of the parties under this Agreement shall terminate and be of no future effect, except that clauses 1, 6 and 11 shall remain in full force and effect;

b)	any rights or obligations to which any of the parties to this Agreement may be entitled or be subject before such termination shall remain in full force and effect;

c)
termination shall not affect or prejudice any right to damages or other remedy which the terminating party may have in respect of the event which gave rise to the termination or any other right to damages or other remedy which any party may have in respect of any breach of this Agreement which existed at or before the date of termination.

9.   LIMITATION OF LIABILITY

9.1  The provisions of this clause 9 set out the entire financial liability of GS Vietnam (including any liability for the acts or omissions of its employees, agents and subcontractors) to GS Nevada in respect of:

a)	any breach of this Agreement; and

b)	any representation, statement or tortious act or omission including negligence arising under or in connection with this Agreement;

c)	Product liability, Product safety only as it pertains to any specific act of negligence traceable to GS Vietnam;

d)	voluntary or involuntary recall of the Products only as it pertains to any specific act of negligence traceable to GS Vietnam;

9.2  All warranties, conditions and other terms implied by statute or common law are to the fullest extent permitted by law, excluded from the terms of this Agreement.

10.  PROVISIONS RELATING TO THIS AGREEMENT

10.1 Either party may at any time, with the prior written consent of the other party, (such consent not to be unreasonably withheld or delayed) assign all or any part of its rights and benefits under this Agreement provided that no consent shall be required for such an assignment to any Affiliate of either party so long as the assignment does not result in a change to the conditions of the agreement in any way.

It is understood that GS Nevada may enter into one or more Service Agreements with companies ("Service Company") to administer specific activities and/or represent GS Nevada for specific activities within Vietnam. When such appointments are made, GS Nevada shall inform GS Vietnam and GS Vietnam shall respect the appointed authority of the Service Company.

10.2  GS Vietnam shall be entitled to carry out its obligations under this Agreement through any agents or sub-contractors appointed by it in its absolute discretion for that purpose subject to the written consent of GS Nevada.

10.3 This Agreement, together with any documents referred to in it constitutes the whole agreement between the parties relating to its subject matter and supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to such subject matter, and can be amended only by written agreement amongst the Parties.

The Parties acknowledge that they have not been induced to enter into this Agreement by any representation or warranty other than those contained in this Agreement and, having negotiated and freely entered into this Agreement, agree that they shall have no remedy in respect of any other such representation or warranty except in the case of fraud. The Parties acknowledge that their legal advisers have explained to them the effect of this clause.

No variation of this Agreement shall be effective unless made in writing and signed by each of the parties.

10.4 The rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by law or otherwise.

No failure to exercise nor any delay in exercising by any party to this Agreement of any right, power, privilege or remedy under this Agreement shall impair or operate as a waiver thereof in whole or in part.

No single or partial exercise of any right, power privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, powers, privilege or remedy.

10.5 Subject to any express provisions to the contrary each party to this Agreement shall pay its own costs of and incidental to the negotiation, preparation, execution and carrying into effect of this Agreement.

10.6 If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the laws of any jurisdiction, the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected.

10.7 This Agreement may be executed in any number of counterparts, which shall together constitute one Agreement. Any party may enter into this Agreement by signing any such counterpart.

10.8 Any notice (which term shall in this clause include any other communication) required to be given under this Agreement or in connection with the matters contemplated by it shall, except where otherwise specifically provided, be in writing in the English language.

Any such notice may be:

a)
personally delivered, in which case it shall be deemed to have given upon delivery at the relevant address if it is delivered not later than 17.00 hours on a Business Day, or, if it is delivered later than 17.00 hours on a Business Day or at any time on a day which is not a Business Day, at 09.00 hours on the next Business Day; or

b)	if within USA, sent by first class pre-paid post, in which case it shall be deemed to have been given two Business Days after the date of posting; or

c)
if from or to any place outside USA, sent by pre-paid airmail, or by air courier in which case it shall be deemed to have been given seven Business Days after the date of posting in the case of airmail or two Business Days after delivery to the courier, in the case of air courier;

d)
sent by facsimile, in which case it shall be deemed to have been given when despatched, subject to confirmation of uninterrupted transmission by a transmission report provided that any notice despatched by facsimile after 17.00 hours on any Business Day or at any time on a day which is not a Business Day shall be deemed to have been given at 09.00 on the next Business Day; or

e)	sent by electronic mail, in which case, it shall be deemed to be given when received but subject to the same provisions regarding receipt after 17.00 hours as apply to notices sent by facsimile;

Any party to this Agreement may notify the other party of any change to the address or any of the other details, provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.

10.9 Nothing in this Agreement shall constitute, or be deemed to constitute a partnership between the parties, nor except as expressly provided, shall it constitute, or be deemed to constitute, any party as the agent of any other party for any purpose.

Subject to any express provisions to the contrary in this Agreement, neither Party shall have the right or authority to and shall not do any act, enter into any contract, make any representation, give any warranty, incur any liability, assume any obligation, whether express or implied, of any kind on behalf of the other Party or bind the other Party in any way.

11. LAW AND JURISDICTION

11.1 This Agreement shall be governed by, and construed in accordance with, Vietnamese law.

11.2 GS Vietnam shall comply strictly with all applicable requirements relating to occupational safety and health legislation or similar laws in the country of operations in which the product is produced, and the relevant rules and regulations thereunder. In addition, GS Vietnam shall strive to incorporate higher international standards where applicable and appropriate and not in conflict with local rules and regulations.

11.3 In relation to any legal action or proceedings arising out of or in connection with this Agreement ("Proceedings"), each of the parties irrevocably submits to the non-exclusive jurisdiction of the Vietnamese courts and waives any objection to Proceedings in such courts on the grounds of venue or on the grounds that Proceedings have been brought in an inappropriate forum.

All taxes and duties/fees applied inside of Socialist Republic of Vietnam and the income tax of GS Vietnam in Vietnam in accordance to the Vietnam laws shall be entirely at GS Vietnam charge.

GS Nevada shall be responsible for all the import taxes and other duties (if any) assessed by the country of import for the imported goods under this agreement in accordance to the laws of the country of import.

12. FORCE MAJUERE

12.1 Neither party shall be deemed to be in breach of this Agreement or otherwise liable to the other as a result of any delay or failure in the performance of its obligations under this Agreement if and to the extent that such delay or failure is caused by force majeure (as defined in clause 12.2) and the time for performance of the relevant obligation(s) shall be extended accordingly.

12.2 For the purpose of this clause, "force majeure" means any circumstances not within the reasonable control of the party concerned including, without limitation:

a)
any strike, lockout or other industrial action, or any shortage of or difficulty in obtaining labor, fuel, raw materials or components; any destruction, permanent breakdown, malfunction or damage of or to any premises, plant, equipment (including computer systems) or materials;

b)
any action taken by a governmental or public authority of any kind, including, without limitation, not granting a consent, exemption, approval or clearance or imposing an embargo, export or import restriction, rationing, quota or other restriction or prohibition;

c)	any civil commotion or disorder, riot, invasion, war, threat of or preparation for war;

d)
any accident, fire, or explosion, (other than in each case, one caused by a breach of contract by or assistance of the party concerned) storm, flood, earthquake, subsidence, epidemic or other natural physical disaster.

12.3 A party whose performance of its obligations under this Agreement is delayed or prevented by force majeure:

a)	shall immediately notify the other party of the nature, extent, effect and likely duration of the circumstances constituting the force majeure;

b)
shall use all reasonable endeavors to minimize the effect of the force majeure on its performance of its obligations under this Agreement including the making of any alternative arrangements for resuming the performance of its obligations which may be practicable without incurring material additional expense; and

c)	shall, subject to clause 12.4, immediately after the cessation of the force majeure, notify the other party thereof and resume full performance of its obligations under this Agreement.

12.4 If any force majeure delays or prevents the performance of the obligations of either party for a continuous period in excess of six months, the party not so affected shall then be entitled to give notice to the affected party to terminate this Agreement, specifying the date (which shall not be less than 30 Business Days after the date on which the notice is given) on which termination will take effect. Such a termination notice shall be irrevocable, except with the consent of both parties, and upon termination the provisions of clause 8.4 shall apply

13.  FINAL PROVISIONS

13.1 The Agreement shall be in English languages and all the documentation related hereto shall be in English languages.

13.2 This Agreement is the completed and unique agreement between the parties. Some matters arising during the performance of this Agreement may be amended or supplemented or replaced by an Annex to this Agreement with the consent of all parties and such addition shall become an integral part of this Agreement.

GLOBAL STEVIA CORP.

Per: /s/ Matthew Christopherson
Authorized Signatory
Name: Matthew Christopherson
Title:   President

STEVIA GLOBAL TRADING JOINT STOCK COMPANY

Per: /s/ Authorized Signatory
Authorized Signatory

SCHEDULE 1

PRODUCTS

SCHEDULE 2

PRODUCT SPECIFICATIONS

SCHEDULE 3

PRICE OF PRODUCTS

SCHEDULE 4

PRODUCT VOLUME